Exhibit 4.3

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (the “Agreement”), dated as of December 16, 2020 (the “Execution Date”), is entered into by and between ParcelPal Technology Inc. (the “Company”), a British Columbia corporation organized under the laws of the Canada Business Corporations Act, with its principal executive offices at 190 Alexander St., Suite 305, Vancouver, BC V6A 2S5, and Tangiers Global, LLC (the “Investor”), a Wyoming limited liability company, with its principal executive offices at 53 Palmeras Street Suite 601, San Juan PR 00901.
RECITALS:
WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Investor shall invest up to Five Million Dollars ($5,000,000) (the “Commitment Amount”) to purchase the Company’s Common Shares, no par value per share (the “Common Shares”);
WHEREAS, such investments will be made in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), Rule 506 of Regulation D promulgated by the SEC under the 1933 Act, and/or upon such other exemption from the registration requirements of the 1933 Act as may be available with respect to any or all of the investments in Common Shares to be made hereunder;
WHEREAS, such investments will also be made in reliance upon an exemption from the prospectus requirements of applicable securities laws in Canada; and
WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”) pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.
NOW THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, the covenants and agreements set forth hereafter, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Investor hereby agree as follows:
SECTION I.
DEFINITIONS

For all purposes of and under this Agreement, the following terms shall have the respective meanings below, and such meanings shall be equally applicable to the singular and plural forms of such defined terms.

“1933 Act” shall have the meaning set forth in the recitals.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same will then be in effect.

“Affiliate” shall mean any individual or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another individual or entity as such terms are used in and construed under Rule 405 under the 1933 Act.

“Agreement” shall have the meaning set forth in the preamble.

“Articles of Incorporation” shall have the meaning set forth in Section 4.3.

“By-laws” shall have the meaning set forth in Section 4.3.

“Certificate” shall have the meaning set forth in Section 2.6.

“Closing” shall have the meaning set forth in Section 2.6.

“Closing Date” shall have the meaning set forth in Section 2.6.

“Commitment Amount” shall have the meaning set forth in the recitals.

“Commitment Fee Shares” shall have the meaning set forth in Section 10.17.

“Common Shares” shall have the meaning set forth in the recitals.

“Company” shall have the meaning set forth in the preamble.

“DTC” shall have the meaning set forth in Section 2.5.

“DWAC” shall mean Deposit and Withdrawal at Custodian service provided by the Depository Trust Company.

“Effective Date” shall mean the date the SEC declares effective under the 1933 Act the Registration Statement covering the Securities.

“Execution Date” shall have the meaning set forth in the preamble.

“F-1 Filing Deadline” shall have the meaning set forth in Section 10.17.

“FAST” shall have the meaning set forth in Section 2.5.

“Investor” shall have the meaning set forth in the preamble.

“Material Adverse Effect” shall have the meaning set forth in Section 4.1.

“Maximum Common Share Issuance” shall have the meaning set forth in Section 2.67.

“Open Period” shall mean the period beginning on and including the Trading Day immediately following the Effective Date and ending on the earlier to occur of (i) the date which is thirty-six (36) months from the Effective Date; or (ii) termination of the Agreement in accordance with Section 8.

“PCAOB” shall have the meaning set forth in Section 4.6.

“Pricing Period” shall mean, with respect to a particular Put Notice, the five (5) consecutive Trading Days including and immediately following the applicable Put Notice Date.

“Principal Market” shall mean the New York Stock Exchange, the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the OTC Bulletin Board or the OTC Markets Group, whichever is the principal market on which the Common Shares are traded.

“Purchase Amount” shall mean the total amount being paid by the Investor on a particular Closing Date to purchase the Securities, calculated by multiplying the Purchase Price by the Put Amount.

“Purchase Price” shall mean the 85% of the lowest VWAP (defined below) of the Common Shares during the Pricing Period applicable to the Put Notice, provided, however, an additional 10% will be added to the discount of each Put if (i) the Company is not DWAC eligible and (ii) an additional 15% will be added to the discount of each Put if the Company is under DTC “chill” status on the applicable Put Notice Date.

“Put” shall have the meaning set forth in Section 2.2.

“Put Amount” shall have the meaning set forth in Section 2.3.

“Put Notice” shall mean a written notice sent to the Investor by the Company stating the Put Amount in U.S. dollars that the Company intends to sell to the Investor pursuant to the terms of the Agreement and stating the current number of Shares issued and outstanding on such date.

“Put Notice Date” shall mean the Trading Day on which the Investor receives a Put Notice, determined as follows:  a Put Notice shall be deemed delivered on (a) the Trading Day it is received by electronic mail or otherwise by the Investor if such notice is received prior to 9:30 a.m. (Pacific time), or (b) the immediately succeeding Trading Day if it is received by electronic mail or otherwise after 9:30 a.m. (Pacific time) on a Trading Day.  No Put Notice may be deemed delivered on a day that is not a Trading Day.

“Put Settlement Sheet” shall mean a written letter to the Company by the Investor, evidencing acceptance of the Put and providing instructions for delivery of the Securities to the Investor.

“Put Shares Due” shall mean the Shares to be sold to the Investor pursuant to the Put.

“Registered Offering Transaction Documents” shall mean this Agreement and the Registration Rights Agreement between the Company and the Investor as of the date herewith.

“Registration Rights Agreement” shall have the meaning set forth in the recitals.

“Registration Statement” or “F-1” means the registration statement of the Company filed under the 1933 Act covering the resale of the Securities issuable hereunder to the Investor, in the manner described in such Registration Statement.

“Resolutions” shall have the meaning set forth in Section 7.5.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 4.6.

“Securities” shall mean the Common Shares  issued pursuant to the terms of the Agreement.

“SEDAR” shall mean the System for Electronic Document Analysis and Retrieval, a filing system developed for the Canadian Securities Administrators (“CSA”) to facilitate the electronic filing of securities information as required by the CSA; allow for public dissemination of Canadian securities information collected in the securities filing process; and provide electronic communication between electronic filers, agents and the CSA.

“SEDAR Documents” shall mean, as of a particular date, all reports and other documents filed by the Company pursuant to applicable Canadian securities laws since the end of the Company’s then most recently completed and reported fiscal year as of the time in question (provided that if the date in question is within ninety days of the beginning of the Company’s fiscal year, the term shall include all documents filed since the beginning of the preceding fiscal year).

“Shares” shall mean the Common Shares of the Company.

“Trading Day” shall mean any day on which the Principal Market for the Common Shares is open for trading, from the hours of 9:30 am until 4:00 pm.

“VWAP” shall mean, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Shares for such date (or the nearest preceding date) on the Trading Market on which the Common Shares are then listed or quoted for trading as reported by (i) Bloomberg Financial L.P. or (ii) Stock Charts/Quote Media if the Investor does not promptly provide the Company the Bloomberg quote/pricing charts for the days involved upon the Company’s request (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) and (b) in all other cases, the fair market value of a Common Share as determined by an independent appraiser selected in good faith by the Investor and to the Company.

“Waiting Period” shall have the meaning set forth in Section 2.3.

SECTION II
PURCHASE AND SALE OF COMMON SHARES

2.1            PURCHASE AND SALE OF COMMON SHARES. Subject to the terms and conditions set forth herein, the Company may issue and sell to the Investor, and the Investor shall purchase from the Company, up to that number of Shares having an aggregate Purchase Price of Five Million Dollars ($5,000,000).

2.2            DELIVERY OF PUT NOTICES. Subject to the terms and conditions of the Registered Offering Transaction Documents, and from time to time during the Open Period, the Company may, in its sole discretion, deliver to the Investor: (i) a Put Notice which states the share amount (designated in whole Common Shares of the Company), which the Company intends to sell to the Investor on a Closing date (the “Put”), and (ii) an issuance resolution, which shall be in the form as required by the Company’s transfer agent. The Put Notice shall be in the form attached hereto as Exhibit B and incorporated herein by reference. The Investor shall deliver to the Company a Put Settlement Sheet on each applicable Closing Date. The Put Settlement Sheet shall be in the form attached hereto as Exhibit C and incorporated herein by reference.

2.3            PUT FORMULA. The maximum amount of Common Shares that the Company shall be entitled to Put to the Investor per any applicable Put Notice shall be an amount of shares up to or equal to two hundred percent (200%) of the average of the daily trading volume of the Common Shares for the ten (10) consecutive Trading Days immediately prior to the applicable Put Notice Date (the “Put Amount”) so long as such amount is at least Five Thousand Dollars ($5,000) and does not exceed Two Hundred Fifty Thousand Dollars ($250,000), as calculated by multiplying the Put Amount by the average daily VWAP for the ten (10) consecutive Trading Days immediately prior to the applicable Put Notice Date.  During the Open Period, the Company shall not be entitled to submit a Put Notice until after the previous Closing has been completed. Notwithstanding the foregoing, the Company may not deliver a Put Notice on or earlier of the tenth (10th) Trading Day immediately following the preceding Put Notice Date (the “Waiting Period”), unless a written waiver to deliver Put Notice during the Waiting Period is obtained by the Company from the Investor in advance.

2.4            CONDITIONS TO INVESTOR’S OBLIGATION TO PURCHASE SHARES. Notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to deliver a Put Notice and the Investor shall not be obligated to purchase any Shares at a Closing unless each of the following conditions are satisfied:

i.
a Registration Statement shall have been declared effective and shall remain effective, usable and available for the resale of all the Put Shares Due at all times until the Closing with respect to the applicable Put Notice;

ii.
at all times during the period beginning on the related Put Notice Date and ending on and including the related Closing Date, the Common Shares shall have been listed or quoted for trading on the Principal Market and shall not have been suspended from trading thereon during the Pricing Period (excluding suspensions of not more than one (1) Trading Day resulting from business announcements by the Company, provided that such suspensions occur prior to the Company’s delivery of a Put Notice);

iii.
the Company has complied with its obligations and is otherwise not in material breach of or in material default under, this Agreement, the Registration Rights Agreement or any other agreement executed in connection herewith which has not been cured prior to delivery to the Investor of the applicable Put Notice;

iv.
no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the Securities; and

v.	the issuance of the Securities will not violate any shareholder approval requirements of the Principal Market.

If any of the events described in clauses (i) through (v) above occurs during a Pricing Period, then the Investor shall have no obligation to purchase the Put Amount of Common Shares set forth in the applicable Put Notice.
2.5            MECHANICS OF PURCHASE OF SHARES BY INVESTOR. If the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, and the Securities are eligible for inclusion in the FAST program, the Company shall use all commercially reasonable efforts to cause its transfer agent to electronically transmit the Securities to the Investor within one (1) Trading Day following delivery by the Company of a Put Notice by crediting the account of the Investor’s prime broker, as specified by the Investor, with DTC through its DWAC or DRS service. If the Company is not DWAC or DRS eligible or the Company is under DTC “chill” on such Closing Date (defined below), the Company shall deliver to the Investor pursuant to this Agreement, certificate or certificates representing the Securities to be issued to the Investor on such date and registered in the name of the Investor (the “Certificate”).  Subject to the satisfaction of the conditions set forth in Sections 2.6 and 7 of this Agreement, the closing of the purchase by the Investor of Securities (a “Closing”) shall occur on the date which is no earlier than five (5) Trading Days following and no later than seven (7) Trading Days following the applicable Put Notice Date (each, a “Closing Date”).  On such Closing, but not prior to receipt of confirmation of delivery of such Securities to the Investor, the Investor shall disburse the funds constituting the Purchase Amount to an account designated by the Company by wire transfer of (i) immediately available funds if the Investor receives the Securities by10:00 a.m. (Pacific time) or (ii) next day available funds if the Investor receives the Securities thereafter.

2.6            OVERALL LIMIT ON COMMON SHARES ISSUABLE. Notwithstanding anything contained herein to the contrary, if during the Open Period the Company becomes listed on an exchange that limits the number of Common Shares  that may be issued without shareholder approval, if applicable, then the number of Shares issuable by the Company and purchasable by the Investor, shall not exceed that number of the Common Shares that may be issuable without shareholder approval (the “Maximum Common Share Issuance”).  If such issuance of Common Shares could cause a delisting on the Principal Market, then the Maximum Common Share Issuance shall first be approved by the Company’s shareholders in accordance with applicable law and the By-laws and the Articles of Incorporation of the Company, if such issuance of shares of Common Share could cause a delisting on the Principal Market. The parties understand and agree that the Company’s failure to seek or obtain such shareholder approval shall in no way adversely affect the validity and due authorization of the issuance and sale of Securities or the Investor’s obligation in accordance with the terms and conditions hereof to purchase a number of Shares in the aggregate up to the Maximum Common Share Issuance limitation, and that such approval pertains only to the applicability of the Maximum Common Share Issuance limitation provided in this Section 2.6.

2.7            LIMITATION ON AMOUNT OF OWNERSHIP. Notwithstanding anything to the contrary in this Agreement, in no event shall the Investor be entitled to purchase that number of Shares, which when added to the sum of the number of Common Shares beneficially owned (as such term is defined under Section 13(d) and Rule 13d-3 of the 1934 Act), by the Investor, would exceed 9.99% of the number of Common Shares outstanding on the Closing Date, as determined in accordance with Rule 13d-1(j) of the 1934 Act.

SECTION III
INVESTOR’S REPRESENTATIONS, WARRANTIES AND COVENANTS
The Investor represents and warrants to the Company, and covenants, that:
3.1            SOPHISTICATED INVESTOR. The Investor has, by reason of its business and financial experience, such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of (i) evaluating the merits and risks of an investment in the Securities and making an informed investment decision, and has so evaluated the merits and risks of such investment; (ii) protecting its own interest; and (iii) bearing the economic risk of such investment for an indefinite period of time. The Investor is not resident in Canada, it is not formed under the laws of Canada or any of its provinces or territories, and does not have a physical or operational presence in Canada other than occasional investments in publicly traded companies from time to time.

3.2            AUTHORIZATION; ENFORCEMENT. This Agreement and the purchase by the Investor of the Securities hereunder has been duly and validly authorized, executed and delivered on behalf of the Investor and constitutes the valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.3            SECTION 9 OF THE 1934 ACT. During the term of this Agreement, the Investor will comply with the provisions of Section 9 of the 1934 Act, and the rules promulgated thereunder, with respect to transactions involving the Common Shares. The Investor agrees not to short sell or hedge the Company’s stock either directly or indirectly through its affiliates, parent or subsidiary companies, principals or advisors, the Common Shares during the term of this Agreement. The Investor will only sell Company stock that it has in its possession.

3.4            ACCREDITED INVESTOR. The Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D of the 1933 Act or a “qualified institutional buyer” as defined in Rule 144A(a) under the 1933 Act, and has completed and provided to the Company the U.S. Accredited Investor Certificate, as set forth on Exhibit D to this Agreement.  Investor is not a “disqualified investor” by virtue of the investor being subject to a “disqualifying event” as defined under Rule 506(b) through (e) of Regulation D of the 1933 Act as amended.

3.5            UNDERWRITER STATUS. The Investor is deemed an “underwriter” (as that term is defined in Section 2(a)(11) of the Securities Act) in connection with the registration of the Registrable Securities and will be identified as such in the Registration Statement. As an underwriter, the Investor will not have Rule 144 of the Securities Act available as a resale exemption from registration under the U.S. securities laws.

3.6            NO CONFLICTS. The execution, delivery and performance of the Registered Offering Transaction Documents by the Investor and the consummation by the Investor of the transactions contemplated hereby and thereby will not (i) result in a violation of limited liability company agreement or other organizational documents of the Investor and/or (ii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Investor, except in the case of this clause (ii), for such that are not material and do not otherwise affect the ability of such Investor to consummate the transactions contemplated hereby. The business of the Investor is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for violations the sanctions for which either, individually or in the aggregate, would not have or reasonably be expected to have a material adverse effect on the Investor.  Except as specifically contemplated by this Agreement and as required under the 1933 Act or any securities laws of any states, to the Investor’s knowledge, the Investor is not required to obtain any consent, authorization, permit or order of, or make any filing or registration (except the filing of a registration statement as outlined in the Registration Rights Agreement) with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, the Registered Offering Transaction Documents in accordance with the terms hereof or thereof except for those consents, authorizations, permits, orders or filings as have been obtained or effected on or prior to the date hereof and are in full force and effect as of the date hereof.

3.7            OPPORTUNITY TO DISCUSS. The Investor has had access to and received all materials and information relating to the Company’s business, finance and operations which it has requested. The Investor has had an opportunity to discuss the business, management and financial affairs of the Company with the Company’s management in order to evaluate the merits and risks of investing in the Securities.

3.8            INVESTMENT PURPOSES. The Investor is purchasing the Securities for its own account for investment purposes and not with a view towards distribution and agrees to resell or otherwise dispose of the Securities solely in accordance with the registration provisions of the 1933 Act (or pursuant to an exemption from such registration provisions) and in compliance with applicable federal and state securities laws.

3.9            NO REGISTRATION AS A DEALER. The Investor is not engaged in the business of being a broker-dealer and will not be required to be registered as a “dealer” under the 1934 Act, either as a result of its execution and performance of its obligations under this Agreement or otherwise.

3.10            GOOD STANDING.  The Investor is a limited liability company, duly organized, validly existing and in good standing in the State of Wyoming with the requisite corporate, partnership or other power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.

3.11            TAX LIABILITIES.  The Investor understands that it is liable for its own tax liabilities and that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Investor in connection with the purchase of the Securities constitutes legal, tax or investment advice.

3.12            REGULATION M.  The Investor will comply and be solely responsible with the requirements of Regulation M under the 1934 Act, if applicable.

3.13            GENERAL SOLICITATION.  The Investor is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

3.14            TRANSFER RESTRICTIONS.  The Securities may only be disposed of in compliance with federal and state securities laws of the United States.  In connection with any transfer of Securities, other than pursuant to an effective registration statement, to the Company or to an affiliate of the Investor, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the 1933 Act.  As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of the Investor under this Agreement and the Registration Rights Agreement, as to issued Securities only.

3.15            ACKNOWLEDGEMENTS OF THE INVESTOR (for applicable Canadian law compliance):

The Investor acknowledges the following:

(i)	no securities commission or similar regulatory authority in Canada has reviewed or passed on the merits of the Securities under this Agreement;

(ii)	there is risk associated with the purchase of the securities of the Company;
(iii)
there are restrictions on an Investor’s ability to resell the Securities in Canada and it is the responsibility of the Investor to find out what those restriction are and to comply with them before selling the Securities; and

(iv)
the Company is relying on an exemption from the requirements to provide the purchaser with a prospectus and to sell securities through a person registered to sell Securities under the applicable securities laws of Canada and, as a consequence of acquiring Securities pursuant to this exemption, certain protections, rights and remedies provided by applicable securities laws in Canada including statutory rights of rescission or damages, will not be available to the Investor.

(v)
Canadian securities laws restrict the trading of the Securities for a period of four months and one day from their date of issue and as such the Securities may not be traded on the Canadian Securities Exchange (“CSE”) and otherwise in Canada until the date which is four months and one day from the date of issuance of the Securities. The Company and its transfer agent will take any necessary action to enforce these restrictions and all Securities issuable hereunder may not be offered and sold in Canada, through the facilities of the CSE or any other Principal Market in Canada, or otherwise, directly or indirectly before such date, failing which the Investor will be in violation of Canadian securities legislation. Any shares to be issued in Canada at a date that is less than four months and one day from such Closing Date, and which are not covered by the Registration Statement, will bear the following legends:

(vi)	“Unless permitted under securities legislation, the holder of the securities shall not trade the securities before the date that is 4 months and 1 day following Closing Date.”

(vii)
“Without prior written approval of the CSE and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the CSE or otherwise in Canada or to or for the benefit of a Canadian resident before [insert date that is four months and one day following the distribution date].”

(viii)
Except as otherwise set forth in this Agreement, no persons has made written or oral representation: (a) that any person will resell or repurchase the Securities, (b) that any person will refund the purchase price of the Securities, (c) as to the future price or value of the Securities; and (iv) that the Securities will be listed and posted for trading on any stock exchange or that application has been made to list the Securities on any stock exchange other than the OTCQB.

SECTION IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Schedules attached hereto, or as disclosed on the Company’s SEC Documents (and/or as disclosed on the Company’s SEDAR Documents for such information and documents filed on SEDAR prior to the date that the Company became SEC compliant under the 1934 Act), the Company represents and warrants to the Investor that:
4.1            ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized and validly existing in good standing under applicable laws of Canada and has the requisite corporate power and authorization to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means a change, event, circumstance, effect or state of facts that has had or is reasonably likely to have, a material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Registered Offering Transaction Documents.

4.2            AUTHORIZATION; ENFORCEMENT; COMPLIANCE WITH OTHER INSTRUMENTS.

i.
The Company has the requisite corporate power and authority to enter into and perform the Registered Offering Transaction Documents, and to issue the Securities in accordance with the terms hereof and thereof.

ii.
The execution and delivery of the Registered Offering Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the issuance of the Securities pursuant to this Agreement, have been duly and validly authorized by the Company’s board of directors and no further consent or authorization is required by the Company, its board of directors, or its shareholders.

iii.	The Registered Offering Transaction Documents have been duly and validly executed and delivered by the Company.

iv.
The Registered Offering Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

4.3            CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of an unlimited number of common shares, no par value per share, of which 95,207,409 were issued and outstanding as of December 11, 2020. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and non-assessable.

Except as disclosed in the Company’s publicly available filings with the SEC and/or SEDAR (as the case may be), or as otherwise set forth on Schedule 4.3:
i.	no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company;

ii.	there are no outstanding debt securities;

iii.
there are no outstanding shares of capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company;

iv.	there are no agreements or arrangements under which the Company is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement);

v.
there are no outstanding securities of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company;

vi.	there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement;

vii.	the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and

viii.	there is no dispute as to the classification of any shares of the Company’s capital stock.

The Company has furnished to the Investor, or the Investor has had access through EDGAR and/or SEDAR (as applicable) to, true and correct copies of the Company’s Articles of Incorporation, as in effect on the date hereof (the “Articles of Incorporation”), and the Company’s By-laws, as in effect on the date hereof (the “By-laws”), and the terms of all securities convertible into or exercisable for Common Shares and the material rights of the holders thereof in respect thereto.
4.4            ISSUANCE OF SHARES. The Company is authorized to issue an unlimited numbers of common shares voting and participating, without par value per share. Upon issuance in accordance with this Agreement, the Securities will be validly issued, fully paid for and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

4.5            NO CONFLICTS. The execution, delivery and performance of the Registered Offering Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation or the By-laws; or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Company is a party, or to the Company’s knowledge result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and the rules and regulations of the Principal Market or principal securities exchange or trading market on which the Common Shares are traded or listed) applicable to the Company or by which any property or asset of the Company is bound or affected. The Company is not in violation of any term of, or in default under, the Articles of Incorporation or the By-laws or its organizational charter or by-laws, respectively, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have or constitute a Material Adverse Effect. To the knowledge of the Company, the business of the Company is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not be likely to have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the 1933 Act, any securities laws of any states, or any other jurisdiction to which the Company is subject, to the Company’s knowledge, the Company is not required to obtain any consent, authorization, permit or order of, or make any filing or registration (except the filing of a registration statement as outlined in the Registration Rights Agreement between the parties) with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, the Registered Offering Transaction Documents in accordance with the terms hereof or thereof, except for the filing with and approval of the Registration Statement with the SEC. All consents, authorizations, permits, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof and are in full force and effect as of the date hereof. The Company is unaware of any facts or circumstances which might give rise to any of the foregoing. The Company is not, and will not be, in violation of the listing requirements of the Principal Market as in effect on the date hereof and on each of the Closing Dates and is not aware of any facts which would reasonably lead to delisting of the Common Shares by the Principal Market in the foreseeable future.

4.6             SEC/SEDAR DOCUMENTS; FINANCIAL STATEMENTS. As of the date hereof, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act and on SEDAR pursuant to applicable Canadian securities laws (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, and amendments thereto, being hereinafter referred to as the “SEC Documents”). The Company has delivered to the Investor or its representatives, or they have had access through EDGAR and/or SEDAR, as applicable, to true and complete copies of the SEC Documents. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents (and as applicable, the documents filed on SEDAR in accordance with applicable Canadian securities laws, and none of the SEC Documents, at the time they were filed with the SEC or on SEDAR or the time they were amended, if amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with the International Financial Reporting Standards, by a firm that is a member of the Public Companies Accounting Oversight Board (“PCAOB”) consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other written information provided by or on behalf of the Company to the Investor which is not included in the SEC Documents, including, without limitation, information referred to in Section 4.3 of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstance under which they are or were made, not misleading. To the Company’s knowledge, neither it nor any of its officers, directors, employees or agents have provided the Investor with any material, nonpublic information which was not publicly disclosed prior to the date hereof and any material, nonpublic information provided to the Investor by the Company or any of their officers, directors, employees or agents prior to any Closing Date shall be publicly disclosed by the Company prior to such Closing Date.

4.7            ABSENCE OF CERTAIN CHANGES. Except as otherwise set forth in the SEC Documents and/or any press releases, the Company does not intend to change the business operations of the Company in any material way. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

4.8            ABSENCE OF LITIGATION AND/OR REGULATORY PROCEEDINGS. Except as set forth in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of Company, threatened against or affecting the Company, the Common Shares or any of the Company’s officers or directors in their capacities as such, in which an adverse decision could have a Material Adverse Effect.

4.9            ACKNOWLEDGMENT REGARDING INVESTOR’S PURCHASE OF SHARES. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to the Registered Offering Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Registered Offering Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Investor or any of its respective representatives or agents in connection with the Registered Offering Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor’s purchase of the Securities, and is not being relied on by the Company. The Company further represents to the Investor that the Company’s decision to enter into the Registered Offering Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

4.10            NO UNDISCLOSED EVENTS, LIABILITIES, DEVELOPMENTS OR CIRCUMSTANCES. Except as set forth in the SEC Documents or required with respect to the Registered Offering Transaction Documents, as of the date hereof, no event, liability, development or circumstance has occurred or exists, or to the Company’s knowledge is contemplated to occur, with respect to the Company or its business, properties, assets, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by the Company of its Common Shares and which has not been publicly announced.

4.11            EMPLOYEE RELATIONS. The Company is not involved in any union labor dispute nor, to the knowledge of the Company, is any such dispute threatened. The Company is not a party to a collective bargaining agreement, and the Company believes that relations with its employees are good. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company’s employ or otherwise terminate such officer’s employment with the Company.

4.12            INTELLECTUAL PROPERTY RIGHTS. The Company owns or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. Except as set forth in the SEC Documents, none of the Company’s trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights necessary to conduct its business as now or as proposed to be conducted have expired or terminated, or are expected to expire or terminate within two (2) years from the date of this Agreement, except as to certain trademarks that may remain pending. The Company does not have any knowledge of any infringement by the Company of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as set forth in the SEC Documents, there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company is   unaware of any facts or circumstances which might give rise to any of the foregoing. The Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties.

4.13            [Reserved].

4.14            TITLE. The Company has good and marketable title to all personal property owned by it which is material to the business of the Company, free and clear of all liens, encumbrances and defects except such as are described in the SEC Documents or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company. Any real property and facilities held under lease by the Company is held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company.

4.15            INSURANCE. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company reasonably believes to be prudent and customary in the businesses in which the Company is engaged. The Company has not been refused any insurance coverage sought or applied for and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

4.16            REGULATORY PERMITS. The Company has in full force and effect all certificates, approvals, authorizations and permits from the appropriate federal, state, local or foreign regulatory authorities and comparable foreign regulatory agencies, necessary to own, lease or operate their respective properties and assets and conduct their respective businesses in the manner currently being conducted, and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, approval, authorization or permit, except for such certificates, approvals, authorizations or permits which if not obtained, or such revocations or modifications which, would not have a Material Adverse Effect.

4.17            INTERNAL ACCOUNTING CONTROLS. Except as otherwise set forth in the SEC Documents, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles by a firm with membership to the PCAOB and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company’s management has determined that the Company’s internal accounting controls were not effective as of the date of this Agreement as further described in the SEC Documents.

4.18            NO MATERIALLY ADVERSE CONTRACTS, ETC. The Company is not subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company’s officers has or is expected in the future to have a Material Adverse Effect. The Company is not a party to any contract or agreement which in the judgment of the Company’s officers has or is expected to have a Material Adverse Effect.

4.19            TAX STATUS. The Company has made or filed all income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. The Company has not received written notice of unpaid taxes in any material amount claimed by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

4.20            CERTAIN TRANSACTIONS. Except as set forth in the SEC Documents and except for transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from disinterested third parties and other than the grant of stock options disclosed in the SEC Documents, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, consultants, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, such that disclosure would be required in the SEC Documents..

4.21            DILUTIVE EFFECT. The Company understands and acknowledges that the number of Common Shares issuable upon purchases pursuant to this Agreement will increase in certain circumstances including, but not necessarily limited to, the circumstance wherein the trading price of the Common Share declines during the period between the Effective Date and the end of the Open Period. The Company’s executive officers and directors have studied and fully understand the nature of the transactions contemplated by this Agreement and recognize that they have a potential dilutive effect on the shareholders of the Company. The board of directors of the Company has concluded, in its good faith business judgment, and with full understanding of the implications, that such issuance is in the best interests of the Company. The Company specifically acknowledges that, subject to such limitations as are expressly set forth in the Registered Offering Transaction Documents, its obligation to issue shares of Common Share upon purchases pursuant to this Agreement is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

4.22            NO GENERAL SOLICITATION. Neither the Company, nor any of its affiliates, nor any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Common Shares to be offered as set forth in this Agreement.

4.23            NO BROKERS, FINDERS OR FINANCIAL ADVISORY FEES OR COMMISSIONS.  No brokers, finders or financial advisory fees or commissions will be payable by the Company, or its agents, with respect to the transactions contemplated by this Agreement.

SECTION V
COVENANTS OF THE COMPANY

5.1            BEST EFFORTS. The Company shall use all commercially reasonable efforts to timely satisfy each of the conditions set forth in Section 7 of this Agreement.

5.2            REPORTING STATUS. Until one of the following occurs, the Company shall concurrently file all reports with the SEC and SEDAR as and when required to be filed pursuant to applicable U.S. and Canadian law, and the Company shall not terminate its status, or take an action or fail to take any action, which would terminate its status as a reporting company under the 1934 Act or applicable Canadian securities law: (i) this Agreement terminates pursuant to Section 8 and the Investor has the right to sell all of the Securities without volume restrictions pursuant to Rule 144, if available, promulgated under the 1933 Act, or such other available exemption, or (ii) the date on which the Investor has sold all the Securities and this Agreement has been terminated pursuant to Section 8.

5.3            USE OF PROCEEDS. The Company will use the proceeds from the sale of the Securities (excluding amounts paid or to be paid by the Company for fees as set forth in the Registered Offering Transaction Documents, if any) for general corporate and working capital purposes, for acquisitions of assets, businesses or operations or for other purposes that the board of directors of the Company, in its good faith deem to be in the best interest of the Company and its shareholders.

5.4            FINANCIAL INFORMATION. During the Open Period, the Company agrees to make available to the Investor via EDGAR, SEDAR or other electronic means the following documents and information on the forms set forth: (i) within five (5) Trading Days after the filing thereof, a copy of its Annual Reports on Form 20-F, and any reports on Form 6-K and any Registration Statements or amendments filed pursuant to the 1933 Act; (ii) copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders; and (iii) within two (2) calendar days of filing or delivery thereof, copies of all documents filed with, and all correspondence sent to, the Principal Market, any securities exchange or market, or the Financial Industry Regulatory Association, unless such information is material nonpublic information.

5.5            [Reserved].

5.6            LISTING. The Company shall use all commercially reasonable efforts to promptly secure and maintain the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) on the Principal Market and each other national securities exchange and automated quotation system, if any, upon which shares of Common Share are then listed (subject to official notice of issuance) and shall maintain, such listing of all Registrable Securities from time to time issuable under the terms of the Registered Offering Transaction Documents. The Company shall not take any action which would be reasonably expected to result in the delisting or suspension of the Common Shares on the Principal Market (excluding suspensions of not more than one (1) Trading Day resulting from business announcements by the Company). The Company shall promptly provide to the Investor copies of any notices it receives from the Principal Market regarding the continued eligibility of the Common Shares for listing on such automated quotation system or securities exchange. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.6.

5.7            FILING OF FORM 6-K. On or before the date which is four (4) Trading Days after the Execution Date, the Company shall file a report on Form 6-K with the SEC describing the terms of the transaction contemplated by the Registered Offering Transaction Documents in the form required by the 1934 Act, if such filing is required.

5.8            CORPORATE EXISTENCE. The Company shall use all commercially reasonable efforts to preserve and continue the corporate existence of the Company.

5.9            NOTICE OF CERTAIN EVENTS AFFECTING REGISTRATION; SUSPENSION OF RIGHT TO MAKE A PUT. The Company shall promptly notify the Investor upon the occurrence of any of the following events in respect of a Registration Statement or related prospectus in respect of an offering of the Securities: (i) receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose;  (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Securities for sale in any jurisdiction or the initiation or notice of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of a Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company’s reasonable determination that a post-effective amendment or supplement to the Registration Statement would be appropriate, and the Company shall promptly make available to Investor any such supplement or amendment to the related prospectus. The Company shall not deliver to Investor any Put Notice during the continuation of any of the foregoing events in this Section 5.9.

5.10            TRANSFER AGENT.  Upon effectiveness of the Registration Statement, and for so long as the Registration Statement is effective, following delivery of a Put Notice, the Company shall deliver instructions to its transfer agent to issue Shares to the Investor that are covered for resale by the Registration Statement free of restrictive legends.

5.11            ACKNOWLEDGEMENT OF TERMS.  The Company hereby represents and warrants to the Investor that: (i) it is voluntarily entering into this Agreement of its own freewill, (ii) it is not entering this Agreement under economic duress, (iii) the terms of this Agreement are reasonable and fair to the Company, and (iv) the Company has had independent legal counsel of its own choosing review this Agreement, advise the Company with respect to this Agreement, and represent the Company in connection with this Agreement.

SECTION VI
CONDITIONS OF THE COMPANY’S ELECTION TO SELL

There is no obligation hereunder of the Company to issue and sell the Securities to the Investor. However, an election by the Company to issue and sell the Securities hereunder, from time to time as permitted hereunder, is further subject to the satisfaction, at or before each Closing Date, of each of the following conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

6.1            The Investor shall have executed this Agreement and the Registration Rights Agreement and delivered the same to the Company.

6.2            The Investor shall have delivered to the Company the Purchase Price for the Securities being purchased by the Investor between the end of the Pricing Period and the Closing Date via a Put Settlement Sheet; and the Investor shall have delivered to the Company a Put Settlement Sheet in the form attached here to as Exhibit C on each applicable Closing Date.

6.3            The representations and warranties of the Investor shall be true and correct in all material respects as of the date when made and as of the applicable Closing Date as though made at that time and the Investor shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Registered Offering Transaction Documents to be performed, satisfied or complied with by the Investor on or before such Closing Date.

6.4            No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

SECTION VII
FURTHER CONDITIONS OF THE INVESTOR’S OBLIGATION TO PURCHASE

The obligation of the Investor hereunder to purchase Securities is subject to the satisfaction, on or before each Closing Date, of each of the following conditions set forth below.

7.1            The Company shall have executed the Registered Offering Transaction Documents and delivered the same to the Investor.

7.2            The Common Shares shall be authorized for quotation on the Principal Market and trading in the Common Shares shall not have been suspended by the Principal Market, the SEC, or the CSE, at any time beginning on the date hereof and through and including the respective Closing Date (excluding suspensions of not more than one (1) Trading Day resulting from business announcements by the Company, provided that such suspensions occur prior to the Company’s delivery of the Put Notice related to such Closing).

7.3            The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the applicable Closing Date as though made at that time and the Company shall have materially performed, satisfied and complied with the covenants, agreements and conditions required by the Registered Offering Transaction Documents to be performed, satisfied or complied with by the Company on or before such Closing Date. The Investor may request an update as of such Closing Date regarding the representation contained in Section 4.3.

7.4            The Company shall have executed and delivered to the Investor the certificate or certificates representing, or have executed electronic book-entry transfer of, the Securities (in such denominations as the Investor shall request) being purchased by the Investor at such Closing.

7.5            The board of directors of the Company shall have adopted resolutions consistent with Section 4.2(ii) (the “Resolutions”) and such Resolutions shall not have been materially amended or rescinded prior to such Closing Date.

7.6            No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

7.7            The Registration Statement shall be effective and useable on each Closing Date and no stop order suspending the effectiveness of the Registration statement shall be in effect or to the Company’s knowledge shall be pending or threatened. Furthermore, on each Closing Date (i) neither the Company nor the Investor shall have received notice that the SEC has issued or intends to issue a stop order with respect to such Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of such Registration Statement, either temporarily or permanently, or intends or has threatened to do so (unless the SEC’s concerns have been addressed), and (ii) no other suspension of the use or withdrawal of the effectiveness of such Registration Statement or related prospectus shall exist.

7.8            At the time of each Closing, the Registration Statement (including information or documents incorporated by reference therein) and any amendments or supplements thereto shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or which would require public disclosure or an updated supplement to the prospectus.

7.9            [Reserved].

7.10            The conditions to such Closing set forth in Section 2.4 shall have been satisfied on or before such Closing Date.

7.11            The Company shall have certified to the Investor the number of Common Shares outstanding when a Put Notice is given to the Investor.  The Company’s delivery of a Put Notice to the Investor constitutes the Company’s certification of the existence of the necessary number of Common Shares reserved for issuance.

SECTION VIII
TERMINATION
This Agreement shall terminate upon any of the following events:
i.	when the Investor has purchased an aggregate of Five Million Dollars ($5,000,000) in the Common Shares of the Company pursuant to this Agreement;

ii.	on the date which is thirty-six (36) months after the Effective Date; or

iii.	at such time that the Registration Statement is no longer in effect; or

iv.	at any time at the election of the Company upon 15 days written notice.

Any and all shares, or penalties, if any, due under this Agreement shall be immediately payable and due upon termination of this Agreement.

SECTION IX
SUSPENSION
This Agreement shall be suspended upon any of the following events, and shall remain suspended until such event is rectified:
i.
The trading of the Common Shares is suspended by the SEC, the CSE, the Principal Market or FINRA for a period of two (2) consecutive Trading Days during the Open Period, but following the lifting of any suspension under this clause I, then this Agreement shall be immediately reinstated and effective until its earlier termination or expiration; or,

ii.
During the Open Period the Common Shares ceases to be registered under the 1934 Act or listed or traded on the Principal Market or the Registration Statement is no longer effective (except as permitted hereunder).

Immediately upon the occurrence of one of the above-described events, the Company shall send written notice of such event to the Investor. Immediately upon the occurrence of one of the above-described event items (i) or (ii) of this Section IX, the Company shall send written notice of such event to the Investor. Upon the rectifying, curing or the lifting of an suspension/event noted in items (i) or (ii) above, the Company shall send written notice (which may take the form of an email) to Investor, the date of which (or the cure date set forth in such notice) shall be the date that the Agreement shall be once again effective.

SECTION X
MISCELLANEOUS

10.1            LAW GOVERNING THIS AGREEMENT.  This Agreement shall be governed by, and construed and interpreted in accordance with, the substantive laws of the State of New York without giving effect to any conflict of laws rule or principle that might require the application of the laws of another jurisdiction. Any dispute, claim, suit, action or other legal proceeding arising out of the transactions contemplated by this Agreement or the rights and obligations of each of the parties shall be brought only in a competent court in State and City of New York or in the federal courts of the United States of America located in the Southern District of New York. The parties to this Agreement hereby irrevocably waive (i) any right to a jury trial and (ii) any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties executing this Agreement and other agreements referred to herein or delivered in connection herewith agree to submit to the in personam jurisdiction of such courts.  In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Documents by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

10.2            LEGAL FEES; AND MISCELLANEOUS FEES. Except as set forth in the Registered Offering Transaction Documents (including but not limited to Section 5 of the Registration Rights Agreement), each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Any attorneys’ fees and expenses incurred by either the Company or the Investor in connection with the preparation, negotiation, execution and delivery of any amendments to this Agreement or relating to the enforcement of the rights of any party, after the occurrence of any breach of the terms of this Agreement by another party or any default by another party in respect of the transactions contemplated hereunder, to the extent that it is determined in a final judgment by a court of competent jurisdiction that such loss, claim, damage, expense or  liability resulted directly from any such act or failure to act undertaken or omitted to be taken by such party through its gross negligence or willful misconduct, shall be paid on demand by the party which breached the Agreement and/or defaulted, as the case may be. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of any Securities.

10.3            COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile transmission, PDF, electronic signature or other similar electronic means with the same force and effect as if such signature page were an original thereof.

10.4            HEADINGS; SINGULAR/PLURAL. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and masculine shall include the feminine.

10.5            SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

10.6            ENTIRE AGREEMENT; AMENDMENTS. This Agreement is the final Agreement between the Company and the Investor with respect to the terms and conditions set forth herein, and, the terms of this Agreement may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the Parties.

10.7            NOTICES. Any notices or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by electronic mail (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and email addresses for such communications shall be:

If to the Company:	ParcelPal Technology Inc. 190 Alexander St., Suite 305 Vancouver, BC V6A 2S5Attn: Rich Wheeless, CEO Email: rich@parcelpal.com

If to the Investor:	Tangiers Global, LLC 53 Palmeras Street Suite 601 San Juan PR 00901 Email: compliance@tangierscapital.com

Each party shall provide five (5) business days prior written notice to the other party of any change in address or email address.

10.8            NO ASSIGNMENT.  This Agreement may not be assigned.

10.9            NO THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

10.10            SURVIVAL. The representations and warranties of the Company and the Investor contained in Sections 3 and 4, the agreements and covenants set forth in Section 5 and this Section 11, shall survive each of the Closings and the termination of this Agreement.

10.11            PUBLICITY. The Company and the Investor shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and no party shall issue any such press release or otherwise make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, as determined solely by the Company in consultation with its counsel. The Investor acknowledges that this Agreement and all or part of the Registered Offering Transaction Documents may be deemed to be “material contracts” as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may therefore be required to file such documents as exhibits to reports or registration statements filed under the 1933 Act or the 1934 Act.  The Investor further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel.

10.12            EXCLUSIVITY. The Company shall not pursue an equity line transaction similar to the transactions contemplated in this Agreement with any other person or entity until the earlier of (i) the Effective Date and (ii) termination of this Agreement in accordance with Section 8.

10.13            FURTHER ASSURANCES. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10.14            NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party, as the parties mutually agree that each has had a full and fair opportunity to review this Agreement and seek the advice of counsel on it.

10.15            REMEDIES. The Investor shall have all rights and remedies set forth in this Agreement and the Registration Rights Agreement and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which the Investor has by law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any default or breach of any provision of this Agreement, including the recovery of reasonable attorney’s fees and costs, and to exercise all other rights granted by law.

10.16            PAYMENT SET ASIDE. To the extent that the Company makes a payment or payments to the Investor hereunder or under the Registration Rights Agreement or the Investor enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

10.17            COMMITMENT FEE SHARES.  Upon entry into this Investment Agreement, the Company commits to issue to the Investor 250,000 of its Common Shares as a commitment fee for this financing facility (the “Commitment Fee Shares”), which shall be issued and delivered to Investor within ten (10) Trading Days of the Execution Date. The Company agrees that the issuance of the Commitment Fee Shares is a material obligation and that the Commitment Fee Shares are considered fully-earned as of the Execution Date of this Agreement, regardless of whether or not the Company files the F-1 or is successful in having it deemed effective by the SEC.

SECTION XI
NON-DISCLOSURE OF NON-PUBLIC INFORMATION

The Company shall not disclose non-public information to the Investor, its advisors, or its representatives.
Nothing in the Registered Offering Transaction Documents shall require or be deemed to require the Company to disclose non-public information to the Investor or its advisors or representatives, and the Company represents that it does not disseminate non-public information to any investors who purchase stock in the Company in a public offering, to money Managing Members or to securities analysts, provided, however, that notwithstanding anything herein to the contrary, the Company will, as hereinabove provided, immediately notify the advisors and representatives of the Investor and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the Registration Statement would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements, therein, in light of the circumstances in which they were made, not misleading. Nothing contained in this Section 12 shall be construed to mean that such persons or entities other than the Investor (without the written consent of the Investor prior to disclosure of such information) may not obtain non-public information in the course of conducting due diligence in accordance with the terms of this Agreement and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that based on such due diligence by such persons or entities, that the Registration Statement contains an untrue statement of material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.
SECTION XII
ACKNOWLEDGEMENTS OF THE PARTIES
Notwithstanding anything in this Agreement to the contrary, the parties hereto hereby acknowledge and agree to the following: (i) the Investor makes no representations or covenants that it will not engage in trading in the securities of the Company, other than the Investor will not short or pre-sell, either directly or indirectly through its affiliates, principals or advisors, the Common Shares at any time during the Open Period; (ii) the Company shall comply with its obligations under Section 5.8 in a timely manner; (iii) the Company has not and shall not provide material non-public information to the Investor unless prior thereto the Investor shall have executed a written agreement regarding the confidentiality and use of such information; and (iv) the Company understands and confirms that the Investor will be relying on the acknowledgements set forth in clauses (i) through (iii) above if the Investor effects any transactions in the securities of the Company.

[Signature Page to Follow.]

Your signature on this Signature Page evidences your agreement to be bound by the terms and conditions of the Investment Agreement as of the date first written above.  The undersigned signatory hereby certifies that he has read and understands the Investment Agreement, and the representations made by the undersigned in this Investment Agreement are true and accurate, and agrees to be bound by its terms.
TANGIERS GLOBAL, LLC

By:
Name:
Title:	Managing Member

PARCELPAL TECHNOLOGY INC.

By:
Name:
Title:

[SIGNATURE PAGE OF INVESTMENT AGREEMENT]

LIST OF EXHIBITS

EXHIBIT A                                  Registration Rights Agreement
EXHIBIT B                                  Put Notice
EXHIBIT C                                  Put Settlement Sheet
EXHIBIT D                                  U.S. Accredited Investor Certificate

EXHIBIT A
REGISTRATION RIGHTS AGREEMENT
See attached.

EXHIBIT B
FORM OF PUT NOTICE

Date:
RE: Put Notice Number __
Dear Mr.__________,
This is to inform you that as of today, ParcelPal Technology Inc., a British Columbia corporation (the “Company”), hereby elects to exercise its right pursuant to the Investment Agreement to require Tangiers Global, LLC to purchase shares of its Common Share. The Company hereby certifies that:
Put Amount in Shares__________.
The Pricing Period runs from _______________ until _______________.
The current number of Common Shares issued and outstanding is: _________________.
The number of shares currently available for resale on the F-1 is: ________________________.

Regards,
ParcelPal Technology Inc.

By: __________________________________

Name:

Title:

EXHIBIT C
PUT SETTLEMENT SHEET

Date: ________________

Dear ________,

Pursuant to the Put given by ParcelPal Technology Inc., a British Columbia corporation organized under the laws of the Canada Business Corporations Act (the “Company”), to Tangiers Global, LLC (the “Investor”) on _________________, 202_, we are now submitting the purchase price for the Common Shares.

Purchase Price per Common Share _________________.

Shares Being Purchased ___________________.

Total Purchase Price _____________________.

Please have a certificate bearing no restrictive legend issued to the Investor immediately and sent via DWAC to the following account:

[INSERT]

If not DWAC eligible, please send FedEx Priority Overnight to:

[INSERT ADDRESS]

Once the conditions of Section 2.5 have been met, we will have the funds wired to the Company.

Regards,

TANGIERS GLOBAL, LLC

By: _________________________________

Name:

Title: Managing Member

EXHIBIT D

U.S. ACCREDITED INVESTOR CERTIFICATE

Capitalized terms not specifically defined in this certification have the meaning ascribed to them in the Agreement to which this Exhibit D is attached. In the event of a conflict between the terms of this certification and such Agreement, the terms of this certification shall prevail.

TO: ParcelPal Technology, Inc. (the "Corporation")

In connection with the purchase by the undersigned of the Securities, the Investor hereby represents, warrants, covenants and certifies (which representations, warranties, covenants and certifications will survive the Closing Date) to the Corporation (and acknowledges that the Corporation and its counsel are relying thereon) that:

(a)	It is authorized to consummate the purchase of the Securities.
(b)
It has such knowledge, skill and experience in financial, investment and business matters as to be capable of evaluating the merits and risks of an investment in the Securities and it is able to bear the economic risk of loss of its entire investment. To the extent necessary, the Investor has retained, at his or her own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of the Agreement and owning the Securities.

(c)
The Corporation has provided to it the opportunity to ask questions and receive answers concerning the terms and conditions of the Agreement and it has had access to such information concerning the Corporation as it has considered necessary or appropriate in connection with its investment decision to acquire the Securities, and that any answers to questions and any request for information have been complied with to the Investor’s satisfaction.

(d)
It is acquiring the Securities for its own account, or for the account of one or more persons for whom it is exercising sole investment discretion (a “Beneficial Investor”), for investment purposes only, and not with a view to any resale, distribution or other disposition of the Securities in violation of the United States federal or state securities laws.

(e)
The address of the Investor set out on page 1 of the Agreement is the true and correct principal address of the Investor and can be relied on by the Corporation for the purposes of state blue-sky laws and the Investor has not been formed for the specific purpose of purchasing the Securities.

(f)
It understands that (i) the Securities have not been and will not be registered under the U.S. Securities Act, or the securities laws of any state of the United States, and will therefore be “restricted securities”, as defined in Rule 144(a)(3) under the U.S. Securities Act and may be offered, sold, pledged or otherwise transferred, directly or indirectly, unless:

a.	the transfer is to the Corporation, or a subsidiary thereof (though the Corporation or its subsidiaries are under no obligation to purchase any such Securities

b.	the transfer is made outside the United States in accordance with Regulation S and in compliance with applicable local laws;

c.
the transfer is made in compliance with an exemption from registration under the U.S. Securities Act provided by Rule 144 or Rule 144A thereunder, if available, and in accordance with applicable state securities laws;

d.
in another transaction that does not require registration under the U.S. Securities Act or any applicable state securities laws, and the holder of the Underlying Securities has furnished to the Corporation an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Corporation to such effect; or

e.	pursuant to an effective registration statement under the U.S. Securities Act, and in each case in compliance with any applicable state securities laws in the United States.

(g)
The Investor is, and if applicable, each Beneficial Investor for whose account it is purchasing the Securities is a U.S. Accredited Investor by virtue of meeting one of the following criteria (please write “SUB” for the criteria the Investor meets and “BEN” for the criteria the Beneficial Investor meets):

1.
Initials _______	A bank, as defined in Section 3(a)(2) of the U.S. Securities Act, whether acting in its individual or fiduciary capacity; or
2.
Initials _______	A savings and loan association or other institution as defined in Section 3(a)(5)(A) of the U.S. Securities Act, whether acting in its individual or fiduciary capacity; or
3.
Initials _______	A broker or dealer registered pursuant to Section 15 of the United States Securities Exchange Act of 1934; or
4.
Initials _______                                                      An insurance company as defined in Section 2(a)(13) of the U.S. Securities Act; or
5.
Initials _______	An investment company registered under the United States Investment Corporation Act of 1940; or
6.
Initials _______	A business development company as defined in Section 2(a)(48) of the United States Investment Corporation Act of 1940; or
7.
Initials _______	A small business investment company licensed by the U.S. Small Business Administration under Section 301 (c) or (d) of the United States Small Business Investment Act of 1958; or
8.
Initials _______
A plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, with total assets in excess of US$5,000,000; or

9.
Initials _______
An employee benefit plan within the meaning of the United States Employee Retirement Income Security Act of 1974 in which the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company or registered investment adviser, or an employee benefit plan with total assets in excess of US$5,000,000 or, if a self-directed plan, with investment decisions made solely by persons who are U.S. Accredited Investors; or

10.
Initials _______	A private business development company as defined in Section 202(a)(22) of the United States Investment Advisers Act of 1940; or
11.
Initials _______
An organization described in Section 501(c)(3) of the United States Internal Revenue Code, a corporation, a Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring the securities offered under the accompanying Subscription Agreement, with total assets in excess of US$5,000,000; or

12.
Initials _______                                                      Any director or executive officer of the Corporation; or
13.
Initials _______	A natural person whose individual net worth, or joint net worth, with that person’s spouse, exceeds US$1,000,000 as determined on the following basis:
(i) the person’s primary residence shall not be included as an asset;
(ii) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale and purchase of securities contemplated by the accompanying Subscription Agreement, shall not be included as a liability (except that if the amount of such indebtedness outstanding at such time exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and
(iii) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence shall be included as a liability; or
14.
Initials _______
A natural person who had an individual income in excess of US$200,000 in each of the two most recent years or joint income with that person’s spouse in excess of US$300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

15.
Initials _______
A trust, with total assets in excess of US$5,000,000, not formed for the specific purpose of acquiring the securities offered under the accompanying Agreement, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the U.S. Securities Act; or

16.
Initials _______
Any entity in which all of the equity owners meet the requirements of at least one of the above categories (if this alternative is checked, you must identify each equity owner and provide statements signed by each demonstrating how each qualifies as a U.S. Accredited Investor).

(h)
The Investor has not purchased the Securities as a result of any “directed selling efforts” (as defined in Regulation S) or any form of “general solicitation” or “general advertising” (as those terms are used in Regulation D), including, without limitation, advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the internet, or broadcast over radio or television or the internet, or other form of telecommunications, including electronic display, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(i)
The certificates representing the Securities issued in exchange for or in substitution of the foregoing, until such time as is no longer required under the applicable requirements of the U.S. Securities Act or applicable state securities laws, will bear, on the face of such certificates, the following legend:

“THE SECURITIES REPRESENTED HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR UNDER ANY STATE SECURITIES LAWS, AND THE SECURITIES REPRESENTED HEREBY MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO PARCELPAL TECHNOLOGIES, INC. (THE “COMPANY”), (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) PURSUANT TO AN EXEMPTION FROM  REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY (i) RULE 144 OR (ii) 144A UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE U.S. STATE SECURITIES LAWS, (D) IN COMPLIANCE WITH ANOTHER EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (E) UNDER AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C)(i) OR (D) ABOVE, A LEGAL OPINION REASONABLY SATISFACTORY TO THE COMPANY MUST FIRST BE PROVIDED TO TSX TRUST COMPANY TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

provided that, if any Securities are being sold in accordance with Rule 904 of Regulation S, the legend may be removed by providing to the transfer agent for the Corporation, and if required by the transfer agent for the Corporation, an opinion of counsel, of recognized standing reasonably satisfactory to the Corporation, or other evidence reasonably satisfactory to the Corporation, that the proposed transfer may be effected without registration under the U.S. Securities Act; and provided, further, that, if any Securities are being sold under Rule 144 under the U.S. Securities Act, the legend may be  removed by delivering to the transfer agent for the Corporation, an opinion of counsel of  recognized standing reasonably satisfactory to the Corporation, that the legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws.

(j)
The Investor understands and agrees that there may be material tax consequences to it of an acquisition, holding, exercise or disposition of the Securities. The Corporation gives no opinion and makes no representation with respect to the tax consequences to the Investor under United States, state, local or foreign tax law of its acquisition, holding, conversion or disposition of any of the Securities and the Investor acknowledges that it is solely responsible for determining the tax consequences to it with respect to its investment, including whether the Corporation will at any given time be deemed a “passive foreign investment company” within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended.

(k)
It understands that (i) if the Corporation is ever determined to be an issuer that is, or that has been at any time previously, an issuer with no or nominal operations and no or nominal assets other than cash and cash equivalents, Rule 144 under the U.S. Securities Act may not be available for re-sales of the Securities and the Underlying Securities; and (ii) the Corporation is not obligated to take, and have no present intention of taking, as applicable, any action to make Rule 144 under the U.S. Securities Act (or any other exemption) available for re-sales of any of the Securities.

(l)
It consents to the Corporation making a notation on their records or giving instructions to any transfer agent of the Corporation in order to implement the restrictions on transfer set forth and described in this certification and the Agreement.

(m)
If required by applicable securities legislation, regulatory policy or order or by any securities commission, stock exchange or other regulatory authority, the Investor will execute, deliver, file and otherwise assist the Corporation in filing reports, questionnaires, undertakings and other documents with respect to the ownership of the Securities.

(n)
It understands that the Corporation has no obligation to register, and have no present intention to register, as applicable, the resale of any of the Securities and the Underlying Securities under the U.S. Securities Act. Accordingly, the Investor understands that absent registration, under the rules of the U.S. Securities and Exchange Commission, the Investor may be required to hold the Securities indefinitely or to transfer the Securities in transactions which are exempt from registration under the U.S. Securities Act, in which event the transferee may acquire “restricted securities” subject to the same limitations as in the hands of the Investor. As a consequence, the Investor understands that it must bear the economic risks of the investment in the Securities for an indefinite period of time.

(o)
The funds representing the aggregate Purchase Price which will be advanced by the Investor to the Corporation hereunder will not represent proceeds of crime for the purposes of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “PATRIOT Act”) and the Investor acknowledges that the Corporation may in the future be required by law to disclose the Investor’s name and other information relating to the Subscription Agreement and the Investor’s subscription hereunder, on a confidential basis, pursuant to the PATRIOT Act. No portion of the Aggregate Issue Price to be provided by the Investor (i) has been or will be derived from or related to any activity that is deemed criminal under the laws of the United States, or any other jurisdiction, or (ii) is being tendered on behalf of a person or entity who has not been identified to or by the Investor, and it shall promptly notify the Corporation and the Agent if the Investor discovers that any of such representations ceases to be true and provide the Corporation and the Agent with appropriate information in connection therewith. The foregoing representations and warranties are true and accurate as of the date of this U.S. Accredited Investor Certificate and will be true and accurate as of the Closing Time on the Closing Date. If any such representation or warranty shall not be true and accurate prior to such Closing Time, the Investor shall give immediate written notice of such fact to the Corporation.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

Individual ______________________________ Name: (Please type or print) ______________________________ Signature Date:__________________________
Partnership, Corporation or Other Entity ______________________________ Print or Type Name By:___________________________ Name: Title: Date:__________________________

SCHEDULE 4.3

See below schedule of currently existing convertible debt instruments

Convertible Note entered into by the Company and the Investor on April 14, 2020, in the principal amount of $367,500

Convertible Note entered into by the Company and the Investor on June 29, 2020, in the principal amount of $210,000

Convertible Note entered into by the Company and the Investor on September 29, 2020, in the principal amount of $525,000